Leap Reports First Quarter Results

-- Customer experience initiatives beginning to drive improved front door and churn performance

-- Increased adjusted OIBDA margin reflects improving mix of customers on higher-ARPU service plans

-- Company near free cash flow positive for the quarter

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.leapwireless.com.

SAN DIEGO, April 30, 2013 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP) today reported operational and financial results for the first quarter ended March 31, 2013. Total revenues for the first quarter of 2013 decreased 4.3 percent to $789.9 million and service revenues decreased 11.6 percent to $684.6 million. The Company reported $121.1 million of adjusted operating income before depreciation and amortization (OIBDA) for the first quarter of 2013, compared to $130.5 million for the prior year quarter. First quarter 2013 operating loss was $29.4 million, compared to an operating loss of $15.8 million for the first quarter of 2012.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company reported approximately 393,000 core wireless gross customer additions for the first quarter of 2013 and approximately 9,000 core wireless net customer losses. Core wireless churn for the first quarter of 2013 was 2.9 percent. "Core wireless" refers to the Company's traditional, monthly voice service (Cricket Wireless) and excludes customers for Cricket Broadband and Cricket PAYGo™.

The Company reported a total of approximately 474,000 gross customer additions and a total of approximately 93,000 net customer losses for the first quarter of 2013. Total churn for the first quarter of 2013 was 3.6 percent.

"The Company's results reflect the early improvements we expected from our focus on enhancing the customer experience," said S. Douglas Hutcheson, Leap's chief executive officer. "The year-over-year percentage decline in gross customer additions, for both total customers and core wireless customers, improved from the fourth quarter. While the transition we are making to higher-quality smartphones and increased out-the-door device pricing is contributing to lower gross additions in the near term, these initiatives and other customer experience improvements we have introduced are leading to expected improvements in core wireless churn levels. We are continuing to introduce initiatives to drive front-door activity, including a new family plan and add-a-line promotion. We are also seeing improved sales of our iPhone® offering, having worked with Apple on new advertising, pricing plans and other promotions, and we look forward to continuing to collaborate with them. Looking ahead to the rest of 2013, we expect to continue to improve our device line-up with new handsets like the Samsung Galaxy S® 4 and to expand the device financing options we offer."

Financial Results and Operating Metrics (1) (Unaudited; in millions (2), except for customer data, operating metrics and per share amounts)

	Three Months Ended March 31,
	2013	2012	Change
Service revenues	$684.6	$774.0	(11.6)%
Total revenues	$789.9	$825.6	(4.3)%
Operating loss	$(29.4)	$(15.8)	86.1%
Adjusted OIBDA	$121.1	$130.5	(7.2)%
Adjusted OIBDA as a percentage of service revenues	18%	17%	—
Net loss	$(109.6)	$(94.3)	16.2%
Net loss attributable to common stockholders	$(111.3)	$(98.4)	13.1%
Diluted loss per share attributable to common stockholders	$(1.43)	$(1.28)	11.7%
Gross customer additions(3)	473,881	859,547	(44.9)%
Net customer additions (losses)	(93,037)	258,060	*
End of period customers	5,203,747	6,192,073	(16.0)%
Weighted-average customers	5,213,605	6,025,427	(13.5)%
Churn	3.6%	3.3%	—
End of period covered POPS	~96.2	~95.7	—
Average revenue per user (ARPU)	$43.72	$42.59	2.7%
Cash cost per user (CCU)	$26.36	$24.55	7.4%
Cost per gross addition (CPGA)	$317	$228	39.0%
Free cash flow	$(0.8)	$(111.0)	(99.3)%
Cash purchases of property and equipment	$26.4	$146.3	(82.0)%
Unrestricted cash, cash equivalents and short-term investments	$667.1	$636.7	4.8%

Core Wireless Metrics
Core wireless gross customer additions	392,984	631,912	(37.8)%
Core wireless net customer additions (losses)	(8,502)	163,613	*
Core wireless end of period customers	4,636,867	5,172,093	(10.3)%
Core wireless churn	2.9%	3.1%	—

*	Percentage change not meaningful.

(1)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2)	Minor calculation differences may exist in percentage changes due to rounding.

(3)	The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

Customer Activity

  End-of-period customers for the first quarter of 2013 were 5,203,747, a 16.0 percent decrease from end-of-period customers for the first quarter of 2012.
  The Company reported a net loss of 93,037 customers for the first quarter of 2013, compared to net additions of 258,060 customers for the first quarter of 2012.
    Net customer losses reflect the discontinuation of sales of the Company's daily PAYGo product to new customers in October 2012, a narrowing of the Company's focus in national retail to fewer, more productive retailers and locations, and continued de-emphasis of the Company's broadband service.
    Core wireless net customer losses of approximately 9,000 reflect lower gross customer additions.
  Total churn for the first quarter of 2013 was 3.6 percent, compared to 3.3 percent for the first quarter of 2012, and reflect the discontinuation of sales of the Company's daily PAYGo product to new customers in October 2012 and continued de-emphasis of the Company's broadband service.
    Core wireless churn for the first quarter of 2013 was 2.9 percent, compared to 3.1 percent for the comparable period of the prior year.
  71 percent of the Company's new handset sales in the first quarter of 2013 were for smartphones and approximately 12 percent of the Company's voice customer base upgraded their handsets during the quarter.

Revenues and ARPU

  Total revenues for the first quarter of 2013 were $789.9 million, a 4.3 percent decrease over the comparable period of the prior year, primarily due to a lower average number of subscribers, partially offset by sales of higher-priced devices.
  Service revenues for the first quarter of 2013 were $684.6 million, a 11.6 percent decrease over the comparable period of the prior year, primarily due to a lower average number of subscribers resulting from net customer losses.
  ARPU for the first quarter of 2013 was $43.72, an increase of $1.13 over the comparable period of the prior year.  The year-over-year increase in ARPU primarily reflected a reduction in the number of customers for the Company's daily PAYGo product and better churn performance for our core wireless service.

Adjusted OIBDA, Operating Expense & Financial Metrics

  Adjusted OIBDA for the first quarter of 2013 was $121.1 million, a decrease of 7.2 percent over the comparable period of the prior year. The year-over-year decrease was primarily driven by lower revenues due to net customer losses, partially offset by lower operating expenses, including lower device subsidy.
  First quarter 2013 operating loss was $29.4 million, compared to an operating loss of $15.8 million for the comparable period of the prior year. The year-over-year increase in operating loss was primarily driven by lower revenues due to net customer losses.
  CCU for the first quarter of 2013 increased 7.4 percent over the prior year quarter to $26.36, reflecting the year-over-year reduction in the weighted-average number of customers.
  CPGA for the first quarter of 2013 increased by 39.0 percent over the prior year quarter to $317, reflecting lower gross customer additions, changes in dealer compensation and the sale of lower-cost, excess inventory in the first quarter of 2012.
  Net loss attributable to common stockholders for the first quarter of 2013 was $111.3 million, or ($1.43) per diluted share, compared to a net loss attributable to common stockholders of $98.4 million, or ($1.28) per diluted share, for the first quarter of 2012. The year-over-year increase in net loss attributable to common stockholders was primarily driven by lower revenues due to net customer losses.

Capital Expenditures and Free Cash Flow

  Capital expenditures during the first quarter of 2013 were $26.4 million, compared to $146.3 million for the prior year quarter.
  Free cash flow for the first quarter of 2013 was $(0.8) million, compared to $(111.0) million for the prior year quarter. The improvement to free cash flow was primarily driven by lower capital expenditures, partially offset by a decrease in cash from operations resulting from a lower average number of customers. Free cash flow for the quarter was also impacted by the timing of inventory purchases in connection with the transition of supply chain activities with a third-party logistics provider.

Updated Business Outlook

  Total capital expenditures for 2013 are expected to be between $250 million and $300 million, including up to $100 million which may be spent to deploy next-generation LTE network technology.
    The Company is exploring cost-effective ways to deliver LTE services to additional customers, which may include deploying additional facilities-based coverage and entering into possible partnerships or joint ventures with others.
    The Company may elect to cover up to approximately 10 million additional POPs with LTE in 2013 (which is reflected in projected total capital expenditures for 2013 above).

"We continue to remain focused on improving our financial performance," said R. Perley McBride, Leap's chief financial officer. "Our focus on higher-ARPU customers over the past few quarters has driven improvements in contribution margin, adjusted OIBDA margin and free cash flow. We also continue to thoughtfully manage our balance sheet and cash resources. We recently closed a $1.425 billion senior secured term loan facility, which enabled us to refinance existing debt and will lower our annual interest expense by almost $30 million after we retire the remaining 4.50% convertible senior notes due 2014. We also generated significant year-over-year improvement in free cash flow due to lower capital expenditures, partially offset by lower cash from operations due to inventory purchases we made in connection with the transition of supply chain activities with a third-party logistics provider. We remain focused on improving free cash flow and plan to continue our focus on making smart investments in our business."

Other Business & Operational Highlights

  Entered into a 4G LTE roaming agreement with a national carrier to provide Cricket's customers with nationwide 4G coverage.
  Became the first carrier in the U.S. to introduce the HTC One SV smartphone.  Also introduced the Alcatel Authority and Kyocera Hydro smartphones.
  Announced the successful syndication and closing of a $1.425 billion senior secured term loan facility, primarily to refinance existing indebtedness.
  Received Editors' Choice award from PC Mag.com for Samsung Galaxy S III.
  Announced in early March that Muve Music was available to more than 1.4 million customers, with a library of more than ten million songs.
  Entered into a licensing arrangement to provide Muve Music to customers of TIM Brazil, one of Brazil's largest mobile carriers.
  Launched Cricket Lifeline service to customers in Georgia. Cricket Lifeline is now available in 29 states.

Webcast Information
As previously announced, Leap management will host a live webcast at approximately 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-728-2056 (domestic) or 1-212-271-4651 (international). No participant pass code number is required for this call.

More information about this event including a live webcast, the accompanying presentation slides and other supporting materials may be accessed by visiting http://earnings.leapwireless.com. These materials will be available for download at approximately 5:00 p.m. EDT/2:00 p.m. PDT.

A replay of the conference call will be available for a limited time via webcast, MP3 or telephone and may be accessed by visiting http://earnings.leapwireless.com or dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21655555.

About Leap
Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures
Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, condensed consolidated statements of comprehensive income or condensed consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, free cash flow, CPGA, ARPU and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, expected customer activity, future capital expenditures and LTE deployment and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  our ability to successfully implement product and service plan offerings and execute effectively on our other strategic activities;
  the impact of competitors' initiatives and our ability to anticipate and respond to such initiatives;
  changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy and transportation costs and other macro-economic factors that could adversely affect demand for the services we provide;
  our ability to meet significant purchase and revenue commitments under agreements we have entered into;
  our ability to refinance our indebtedness under, and comply with the covenants in, any credit agreement, indenture or similar instrument governing our existing indebtedness or any future indebtedness;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand, in particular demand for data services;
  our ability to offer customers cost-effective LTE services;
  our ability to obtain and maintain 3G and 4G roaming and wholesale services from other carriers at cost-effective rates;
  our ability to acquire or obtain access to additional spectrum in the future at a reasonable cost or on a timely basis;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  our ability to maintain effective internal control over financial reporting; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 25, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements speak only as of April 30, 2013, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Muve Music, Muve First, Muve Headliner, MyPerks, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Money, Cricket Crosswave, Seek Music, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (1) (In thousands, except share amounts)

	March 31, 2013	December 31, 2012
Assets	(Unaudited)
Cash and cash equivalents	$526,734	$515,550
Short-term investments	140,404	159,426
Inventories	102,028	121,601
Deferred charges	60,947	60,963
Other current assets	149,173	139,242
Total current assets	979,286	996,782
Property and equipment, net	1,628,827	1,762,090
Wireless licenses	2,090,654	1,947,333
Assets held for sale	—	136,222
Goodwill	31,886	31,886
Intangible assets, net	21,429	24,663
Other assets	80,548	68,284
Total assets	$4,832,630	$4,967,260
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$287,862	$396,110
Current maturities of long-term debt	4,000	4,000
Other current liabilities	289,469	216,880
Total current liabilities	581,331	616,990
Long-term debt, net	3,299,593	3,298,463
Deferred tax liabilities	397,429	385,111
Other long-term liabilities	166,828	169,047
Total liabilities	4,445,181	4,469,611
Redeemable non-controlling interests	63,519	64,517
Stockholders' equity:
Preferred stock - authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock - authorized 160,000,000 shares, $.0001 par value; 79,054,530 and 79,194,750 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	8	8
Additional paid-in capital	2,182,912	2,182,503
Accumulated deficit	(1,858,301)	(1,748,694)
Accumulated other comprehensive loss	(689)	(685)
Total stockholders' equity	323,930	433,132
Total liabilities and stockholders' equity	$4,832,630	$4,967,260

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (1) (in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$684,622	$773,998
Equipment revenues	105,236	51,621
Total revenues	789,858	825,619
Operating expenses:
Cost of service (exclusive of items shown separately below)	250,858	261,311
Cost of equipment	258,968	247,847
Selling and marketing	78,838	95,554
General and administrative	82,225	89,699
Depreciation and amortization	152,573	146,543
Impairments and other charges	735	—
Total operating expenses	824,197	840,954
Gain (loss) on sale, exchange or disposal of assets, net	4,988	(468)
Operating loss	(29,351)	(15,803)
Equity in net income (loss) of investees, net	(1,158)	193
Interest income	47	29
Interest expense	(64,725)	(67,042)
Loss before income taxes	(95,187)	(82,623)
Income tax expense	(14,420)	(11,711)
Net loss	(109,607)	(94,334)
Accretion of redeemable non-controlling interests and distributions, net of tax	(1,705)	(4,105)
Net loss attributable to common stockholders	$(111,312)	$(98,439)
Loss per share attributable to common stockholders:
Basic	$(1.43)	$(1.28)
Diluted	$(1.43)	$(1.28)
Shares used in per share calculations:
Basic	77,714	77,025
Diluted	77,714	77,025
Other comprehensive loss:
Net loss	$(109,607)	$(94,334)
Net unrealized holding gains (losses) on investments and other	(3)	2
Comprehensive loss	$(109,610)	$(94,332)

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (in thousands)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Operating activities:
Net cash provided by operating activities	$25,557	$35,357
Investing activities:
Purchases of property and equipment	(26,362)	(146,314)
Change in prepayments for purchases of property and equipment	—	(1,940)
Purchases of wireless licenses and spectrum clearing costs	(335)	(976)
Proceeds from sales of wireless licenses and operating assets, net	321	855
Purchases of investments	(65,767)	(77,149)
Sales and maturities of investments	84,716	202,107
Net cash used in investing activities	(7,427)	(23,417)
Financing activities:
Repayment of long-term debt	(1,000)	—
Payment of debt issuance costs	(552)	—
Payments made to joint venture partners	(3,750)	(255)
Other	(1,644)	(1,010)
Net cash used in financing activities	(6,946)	(1,265)
Net increase in cash and cash equivalents	11,184	10,675
Cash and cash equivalents at beginning of period	515,550	345,243
Cash and cash equivalents at end of period	$526,734	$355,918

Supplementary disclosure of cash flow information:
Cash paid for interest	$(11,209)	$(21,372)
Net wireless licenses received in exchange transaction	(6,809)	—

Explanatory Notes to Financial Statements

(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following table summarizes operating data for the Company's consolidated operations for the three months ended March 31, 2013 and 2012 (in thousands, except percentages):

	Three Months Ended March 31,
					Change from Prior Year
	2013	% of 2013 Service Revenues	2012	% of 2012 Service Revenues	Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$684,622		$773,998		$(89,376)	(11.5)%
Equipment revenues	105,236		51,621		53,615	103.9%
Total revenues	789,858		825,619		(35,761)	(4.3)%
Operating expenses:
Cost of service	250,858	36.6%	261,311	33.8%	(10,453)	(4.0)%
Cost of equipment	258,968	37.8%	247,847	32.0%	11,121	4.5%
Selling and marketing	78,838	11.5%	95,554	12.3%	(16,716)	(17.5)%
General and administrative	82,225	12.0%	89,699	11.6%	(7,474)	(8.3)%
Depreciation and amortization	152,573	22.3%	146,543	18.9%	6,030	4.1%
Impairments and other charges	735	0.1%	—	—	735	*
Total operating expenses	824,197	120.4%	840,954	108.7%	(16,757)	(2.0)%
Gain (loss) on sale, exchange or disposal of assets, net	4,988	0.7%	(468)	(0.1)%	5,456	*
Operating loss	$(29,351)	(4.3)%	$(15,803)	(2.0)%	$(13,548)	85.7%

*Percentage change not meaningful.

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(1)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(2)

ARPU is service revenues, less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Our customers are generally disconnected from service after a specified period following their failure to either pay a monthly bill or replenish, or "top-up," their account. Because our calculation of weighted-average number of customers includes customers who are not currently paying for service but who have not yet been disconnected from service because they have not paid their last bill or have not replenished their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended March 31,
	2013	2012
Service revenues	$684,622	$773,998
Less pass-through regulatory fees and telecommunications taxes	(855)	(4,137)
Total service revenues used in the calculation of ARPU	$683,767	$769,861
Weighted-average number of customers	5,213,605	6,025,427
ARPU	$43.72	$42.59

(3)

CPGA is selling and marketing costs (excluding applicable share-based compensation expense or benefit included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Third-party commissions unrelated to customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay the first bill they receive following initial activation from our gross customer additions in the month in which they are disconnected, which tends to increase CPGA because we incur the costs associated with a new customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended March 31,
	2013	2012
Selling and marketing expense	$78,838	$95,554
Less share-based compensation expense included in selling and marketing expense	(111)	(23)
Plus cost of equipment	258,968	247,847
Less equipment revenue	(105,236)	(51,621)
Less net loss on equipment transactions and third-party commissions unrelated to customer acquisition	(82,072)	(96,097)
Total costs used in the calculation of CPGA	$150,387	$195,660
Gross customer additions	473,881	859,547
CPGA	$317	$228

(4)

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense or benefit included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended March 31,
	2013	2012
Cost of service	$250,858	$261,311
Plus general and administrative expense	82,225	89,699
Less share-based compensation (expense) benefit included in cost of service and general and administrative expense	(2,003)	717
Plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition	82,072	96,097
Less pass-through regulatory fees and telecommunications taxes	(855)	(4,137)
Total costs used in the calculation of CCU	$412,297	$443,687
Weighted-average number of customers	5,213,605	6,025,427
CCU	$26.36	$24.55

(5)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: (gain)/loss on sale, exchange or disposal of assets, net; impairments and other charges; and share-based compensation expense or benefit. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA, and the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

• it does not reflect capital expenditures;

•     although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

• it does not reflect costs associated with share-based awards exchanged for employee services;

• it does not reflect the interest expense necessary to service interest or principal payments on indebtedness;

• it does not reflect expenses incurred for the payment of income taxes and other taxes; and

• other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating loss, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended March31,
	2013	2012

Operating loss	$(29,351)	$(15,803)
Plus depreciation and amortization	152,573	146,543
OIBDA	$123,222	$130,740
Plus (gain) loss on sale, exchange or disposal of assets, net	(4,988)	468
Plus impairments and other charges	735	—
Plus share-based compensation expense (benefit)	2,114	(694)
Adjusted OIBDA	$121,083	$130,514

(6)

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property and equipment. Free cash flow should not be considered as an alternative to net cash flow provided by operating activities as determined in accordance with GAAP or as a measure of liquidity.

Management believes that free cash flow provides useful information about the amount of cash available to us to fund ongoing operations and working capital needs, service our debt, satisfy our tax obligations, strengthen our balance sheet and make investments in our business. Management also believes that the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate cash generated from our underlying operations in a manner similar to that used by management. In addition, free cash flow is a primary measure used externally by investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to that of other companies in our industry.

Free cash flow has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Free cash flow, as we calculate it, may not be comparable to similarly titled measures used by other companies. In addition, free cash flow (as a measure of liquidity) has certain limitations and does not represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.

The following table reconciles free cash flow to net cash provided by operating activities, which we consider to be the most directly comparable GAAP financial measure to free cash flow (unaudited; in thousands):

	Three Months Ended March 31,
	2013	2012
Net cash provided by operating activities	$25,557	$35,357
Less purchases of property and equipment	(26,362)	(146,314)
Free cash flow	$(805)	$(110,957)

CONTACT: Greg Lund, Media Relations, 858-882-9238, glund@leapwireless.com, or Amy Wakeham, Investor Relations, 858-882-9876, awakeham@leapwireless.com